Exhibit 99.1

FOR IMMEDIATE RELEASE January 10th, 2020

Sorrento Therapeutics, Inc. Received Non-Binding Acquisition Proposal

SAN DIEGO, January 10th, 2020/GlobeNewswire/ -- Sorrento Therapeutics, Inc. (NASDAQ: SRNE, “Sorrento” or the “Company”), announced today that on January 9, 2020, it received a non-binding proposal from a private equity fund to acquire a majority or all of the issued and outstanding shares of the Company for up to $7.00 per share.

Consistent with its fiduciary responsibilities, the Company’s Board of Directors is carefully reviewing the proposal with the assistance of its advisors to determine the course of action it believes is in the best interests of the Company and its stockholders.

There is no assurance that any transaction will occur. Sorrento stockholders are not required to take any action at this time.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), antibody-drug conjugates (“ADC”) as well CAR-T and oncolytic virus (“Seprehvir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) RTX and ZTlido®. RTX is completing a phase IB trial in terminal cancer patients. ZTlido® was approved by US FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward looking statements include statements regarding the consideration of the unsolicited acquisition offer received by Sorrento and other matters that are described in Sorrento's Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations

Contact: Alexis Nahama, DVM (SVP Corporate Development)

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

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ZTlido® and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2020 Sorrento Therapeutics, Inc. All Rights Reserved.

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